EXHIBIT 99.1

CHAMPION ANNOUNCES RESULTS FOR THIRD QUARTER AND YEAR TO DATE 2013

     Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced a third quarter 2013 net loss from continuing operations of $(1.3) million or $(0.12) per share on a basic and diluted basis compared to a net loss from continuing operations of $(1.5) million or $(0.13) per share on a basic and diluted basis for the quarter ended July 31, 2012. The Company reported net income from discontinued operations for the quarters ended July 31, 2013 and 2012 of $216,000 and $920,000 or $0.02 and $0.08 on a basic and diluted per share basis.

Net loss from continuing operations for the nine months ended July 31, 2013 was $(5.6) million or $(0.49) per share on a basic and diluted basis. This compares to a net loss from continuing operations of $(13.9) million or $(1.23) per share on a basic and diluted basis for the nine months ended July 31, 2012. The Company reported net income from discontinued operations for the nine months ended July 31, 2013 of $0.1 million or $0.01 per share on a basic and diluted per share basis compared to a net loss from discontinued operations for the nine months ended July 31, 2012 of $(7.8) million or $(0.69) per share on a basic and diluted per share basis.

The results for 2013 over 2012 for continuing operations reflected a substantial reduction in net loss, primarily as a result of an increase in the deferred tax asset valuation allowance of $(15.2) million in the second quarter of 2012 resulting in a net charge for income tax expenses after adjusting for deferred tax benefit of $(11.7) million. The 2013 results were impacted by a goodwill impairment charge in the printing segment of $(2.2) million, as well as higher interest costs primarily associated with the amortization of debt discount associated with warrants issued to the Company’s secured lenders. The 2012 results for discontinued operations were impacted by a $9.5 million pre-tax goodwill impairment charge associated with the Herald-Dispatch.

               Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our results continue to be impacted by various non-cash events but we continue to generate positive cash flow from operating activities and continue to reduce our interest bearing debt at an accelerated rate. We have expended considerable effort to effectuate the myriad of restructuring and asset sales activities required by our Secured Lenders and feel we have substantially accomplished our goals and requirements in this regard. We intend to work with our secured creditors and advisors to address our debt maturities and liquidity to the best of our ability and, if successful, in stabilizing our funding platform going forward, we believe our core business has the opportunity to improve."

      Revenues for the three months ended July 31, 2013 were $18.0 million compared to $22.3 million in the same period in 2012. This change represented a decrease in revenues of $4.4 million or 19.5%. The printing segment experienced a decrease of $2.6 million or 20.8% while the office products and office furniture segment experienced a decrease of $1.7 million or 17.8%. On a year to date basis for the nine months ended July 31, 2013 revenues decreased to $54.5 million from $67.5 million in the prior year, or $12.9 million or 19.2%. The printing segment experienced a decrease of $8.1 million or 20.1% while the office products and office furniture segment experienced a decrease of $4.8 million or 17.8%. The sales compression experienced by the Company is partially attributable to softness in the West Virginia market driven by general conditions and certain customer-specific attrition. The Company has also been impacted by the residual effect of the overall global economic crisis and the related impact on the core business segments in which the Company operates as well as the impact of certain restructuring initiatives.

At July 31, 2013 the Company had approximately $24.7 million of interest bearing debt, of which $21.7 million is syndicated. The contractual syndicated debt has been reduced by approximately $64.6 million (excludes impact of deferred fee for Term Loan B) since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 75.5% in a period slightly under 6 years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and former newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, assets sales, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios among other conditions. The Company was in compliance with these covenants at July 31, 2013 and is operating under the terms of a Forbearance Agreement through September 30, 2013 subject to various terms and conditions. Due to the short term nature of our current Forbearance Agreement our ability to operate as a going concern is dependent on our ability to address our current credit situation.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, River Cities Printing, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Smith & Butterfield (Indiana); Champion Graphic Communications (Louisiana).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31		Nine months ended July 31
	2013	2012	2013	2012
Printing	$9,902,000	$12,509,000	$32,215,000	$40,323,000
Office products & office furniture	8,065,000	9,814,000	22,299,000	27,131,000
Total revenues continuing operations	$17,967,000	$22,323,000	$54,514,000	$67,454,000

Net (loss) from continuing operations	$(1,306,000)	$(1,513,000)	$(5,551,000)	$(13,885,000)
Net (loss) income from discontinued operations	$216,000	$920,000	$95,000	$(7,810,000)
Net (loss)	$(1,090,000)	$(593,000)	$(5,456,000)	$(21,695,000)
Per Share data:
Net (loss) from continuing operations
Basic and Diluted	$(0.12)	$(0.13)	$(0.49)	$(1.23)
Net (loss) income from discontinued operations
Basic and Diluted	$0.02	$0.08	$0.01	$(0.69)
Total (loss) per common share
Basic and Diluted	$(0.10)	$(0.05)	$(0.48)	$(1.92)
Weighted average shares outstanding:
Basic and Diluted	11,300,000	11,300,000	11,300,000	11,300,000

	As of July 31, 2013	As of October 31, 2012

	(in millions)
Current assets	$15.6	$33.1
Total assets	$26.5	$48.0
Current liabilities	$30.7	$46.7
Total liabilities	$33.4	$49.3
Shareholders’ (deficit)	$(6.8)	$(1.4)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492